EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CBL & ASSOCIATES PROPERTIES, INC.

1.    The name of the corporation (which is hereinafter referred to as the “Corporation”) is “CBL & Associates Properties, Inc.”

2.    The Amended and Restated Certificate of Incorporation, dated November 2, 1993; as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated May 8, 1996; as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated January 31, 2001; as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated June 24, 2003; as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated May 10, 2005; as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated October 8, 2009; as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated May 3, 2011; as supplemented by the Certificate of Designation, dated June 29, 1998; the Certificate of Designation, dated May 4, 1999; the Certificate of Designation, dated June 11, 2002; the Certificate of Decrease, dated June 26, 2002; the Certificate of Designation, dated August 13, 2003; the Certificate of Correction, dated October 7, 2003; the Certificate of Designation, dated December 10, 2004; the Amended and Restated Certificate of Designation, dated February 25, 2010; the Second Amended and Restated Certificate of Designation, dated October 14, 2010; and the Certificate of Designation, dated October 1, 2012 (the “Amended and Restated Certificate of Incorporation”) shall be further amended as provided below.

3.    This Certificate of Amendment has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware.

4.    The text of Article VI of the Amended and Restated Certificate of Incorporation is hereby amended as follows:

ARTICLE VI

Section (e) of Article VI is hereby deleted in its entirety and in its place is inserted the following as Section (e) of Article VI:

(e) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office at any time, but only by the affirmative vote of the holders of 75% of the then outstanding Voting Stock, voting together as a single class.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer, and his signature to be duly attested, this 6th day of May, 2016.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Jeffery V. Curry
By:_________________________________
Name: Jeffery V. Curry
Title: Chief Legal Officer and Secretary

ATTEST:

/s/ James D. Henderson
_______________________________
Name: James D. Henderson
Title: Assistant Secretary